                                                Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 18, 2020

NACCO INDUSTRIES
DECLARES QUARTERLY DIVIDEND

    Cleveland, Ohio, November 18, 2020: NACCO Industries, Inc.® (NYSE: NC) today announced that the Board of Directors declared a regular cash dividend of 19.25 cents per share. The dividend is payable on both the Class A and Class B Common Stock, and will be paid December 15, 2020 to stockholders of record at the close of business on November 30, 2020.

About NACCO Industries, Inc.
NACCO Industries, Inc.® is the public holding company for The North American Coal Corporation®. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and an activated carbon producer pursuant to a service-based business model. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. In addition, the Company has launched a new business providing stream and wetland mitigation solutions. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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